Exhibit 23.4

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 17, 2018 Citigroup Global Markets Holdings Inc. 388 Greenwich Street New York, New York 10013

Ladies and Gentlemen:

Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), and Citigroup Inc., a Delaware corporation (the “Guarantor”), have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File Nos. 333-224495 and 333-224495-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities of the Company and guarantees thereof by the Guarantor. Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series N (the “Notes”), to be issued from time to time pursuant to the senior debt indenture dated as of March 8, 2016 as supplemented by the First Supplemental Indenture dated as of March 1, 2017 (as may be supplemented from time to time and in effect as of the date hereof, the “Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), and the guarantee of the Notes by the Guarantor (the “Guarantee”).

We hereby consent to any reference to us, in our capacity as tax counsel or special tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP